Contact:	Douglas Sayles Biopure Corporation (617) 234-6826 IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE ANNOUNCES 2005 SECOND QUARTER FINANCIAL RESULTS
AND BOARD APPROVAL OF REVERSE STOCK SPLIT

CAMBRIDGE, Mass., May 19, 2005 – Biopure Corporation (Nasdaq: BPUR) announced today its financial results for the second fiscal quarter ended April 30, 2005. For the quarter, the company reported a net loss of $6.6 million, or $0.05 per common share, compared with a net loss of $12.0 million, or $0.25 per common share, for the corresponding period in 2004.

At Biopure’s annual stockholder meeting on April 6, 2005, stockholders authorized the board of directors to effect a reverse stock split, at its discretion, in the range of 1:2 to 1:6. Pursuant to this authorization, the board today approved a one-for-six reverse split of outstanding Biopure class A common stock to take effect on May 27, 2005. The reverse split is intended to broaden Biopure’s investor base and help the company regain compliance with the Nasdaq National Market’s $1.00 minimum bid price listing requirement by increasing the share price and decreasing the number of shares, warrants and options outstanding.

The company had 146,157,346 million shares of class A common stock outstanding at the end of trading on May 19, 2005. The total number of shares outstanding when the market opens on May 27, 2005 should be approximately 24,359,557 if no warrants are exercised in the interim. The stock is expected to trade for 20 trading days thereafter under the ticker symbol “BPURD” before reverting to “BPUR”.

Biopure will not issue fractional shares of common stock following the reverse split. Stockholders otherwise entitled to fractional shares will receive a cash payment equal to the fractional share multiplied by the closing price of Biopure’s common stock on May 26, 2005 multiplied by six. Additional information about the reverse stock split is available in Biopure’s definitive proxy statement filed with the Securities and Exchange Commission on February 28, 2005.

Revenues
Total revenues for the second quarter of fiscal 2005 were $620,000, including $315,000 from past congressional appropriations administered by the U.S. Army and $305,000 from sales of the company’s veterinary product Oxyglobin®. Revenues for the same period last year were $893,000, almost entirely from Oxyglobin sales. The Army payments reimburse Biopure for certain trauma development expenses for Hemopure®, the company’s product under development for human use. Total revenues for the first six months of fiscal 2005 were $1.3 million, including $702,000 from the Army, compared to $1.6 million almost entirely from Oxyglobin sales in the same six months of 2004. Fixed manufacturing costs cause Oxyglobin production costs to exceed Oxyglobin revenues and are expected to continue to do so until the company is able to significantly increase its manufacturing operations by generating substantial sales of Hemopure. Thus, as a cost-cutting measure, the company began limiting its marketing and sales of Oxyglobin in the second quarter of fiscal 2004. The company plans to have substantially lower Oxyglobin sales for fiscal year 2005 than it had in fiscal 2004.

Cost of revenues was $2.9 million for the second quarter of fiscal 2005, compared to $4.0 million for the same period in 2004. Cost of revenues includes costs of both Oxyglobin and Hemopure, although Hemopure has not been offered for sale to date. Oxyglobin cost of revenues was $698,000 for the second quarter of fiscal 2005 compared to $1.2 million for the same period in 2004. The decrease for the quarter was primarily due to the decreased production level and fewer Oxyglobin units sold in 2005.

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Hemopure cost of revenues, consisting of the allocation of unabsorbed fixed manufacturing costs, was $2.2 million for the second quarter of fiscal 2005 compared to $2.8 million for the same period in 2004. This decrease is primarily due to lower manufacturing costs resulting from the workforce and cost reductions implemented in October 2003 and April and June 2004.

Expenses
Research and development expenses were $1.4 million for the second quarter of fiscal 2005, compared to $3.0 million for the corresponding period in 2004. The decrease for the quarter is primarily due to lower expenses associated with the company’s Food and Drug Administration (FDA) response activities and to lower salaries expense compared to the corresponding period last year.

Sales and marketing expenses decreased to $114,000 for the second quarter of fiscal 2005, from $949,000 for the same period in 2004, as a result of the workforce and other cost reductions mentioned above. Of the $835,000 decrease, Hemopure-related sales and marketing expenses decreased $563,000 and Oxyglobin-related sales and marketing expenses decreased $272,000. Hemopure expenses for the second quarter of fiscal 2005 primarily consist of ongoing activities in South Africa compared to the corresponding period in 2004, when the expenses were related to market research and medical education activities in the U.S.

The company expects Oxyglobin sales and marketing expenses to continue to be significantly lower in fiscal 2005 than in fiscal 2004. Biopure is currently preparing to market and sell Hemopure in South Africa but does not expect these activities or the resulting revenues to have a material effect on fiscal 2005 results.

General and administrative expenses decreased $2.1 million during the second fiscal quarter in 2005 compared to the same period in 2004. The decrease is mostly due to a $1.8 million reduction in severance, salaries and other employee-related expenses and a $1.1 million reduction in legal and settlement-related costs partially offset by an increase in outside services of $190,000 primarily related to an ongoing Sarbanes Oxley compliance project and restructuring costs of $724,000 related to vacated office space, which has been sublet.

Financial Condition
At April 30, 2005, Biopure had $20.7 million in cash on hand, which the company believes will fund operations into March 2006 under its current operating plan. Cash used in operations decreased 48 percent to $5.5 million during the second fiscal quarter of 2005 compared to the same period in 2004, primarily due to workforce and other cost reductions mentioned above. Biopure expects its expenditures for the remainder of fiscal 2005 to be associated with clinically developing Hemopure for potential ischemia and trauma indications, communicating with the FDA, conducting preclinical animal studies and maintaining some manufacturing capability.

Hemopure Developments
Biopure’s clinical development strategy is to conduct parallel pilot studies to assess the potential of several ischemia indications before committing significant funding for a pivotal Phase 3 trial, while simultaneously supporting the U.S. Navy’s government-funded development of a potential out-of-hospital trauma indication.

In Europe, the pilot Phase 2 safety and feasibility trial of Hemopure in elective coronary angioplasty patients has completed and the process of verifying, locking, unblinding and analyzing the data has begun. Biopure has designed and is now preparing to submit two Phase 2 trial protocols to European regulatory authorities and hospital internal review boards for review. One trial is designed to capture preliminary efficacy data and additional safety information in elective coronary angioplasty patients to support subsequent Phase 2/3 trials in heart attack patients. The other trial is designed to assess the safety and efficacy of Hemopure administered pre-operatively to improve outcomes in patients undergoing cardiopulmonary bypass surgery.

In South Africa, the company has submitted a Phase 2 clinical trial protocol to South Africa’s Medicines Control Council for review. The protocol is designed to assess the safety and efficacy of low doses of Hemopure administered perioperatively to improve wound healing in patients with peripheral vascular disease who are undergoing lower limb amputation.

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In the United States, the company continues to provide information to the FDA to support the Navy’s trauma development program and as a prerequisite to the company filing an investigation new drug (IND) application to initiate an ischemia trial in the United States. In the next few weeks, Biopure plans to submit further responses, including safety and risk-benefit analyses, additional preclinical data from animal models of coronary occlusion and the Phase 2 human clinical trial data from Europe.

Under a research agreement with Biopure, the U.S. Naval Medical Research Center (NMRC) has completed the prerequisite animal studies and is preparing to file an IND application to conduct a proposed Phase 2/3 clinical trial of Hemopure in human trauma patients with severe hemorrhagic shock (acute blood loss) in the out-of-hospital setting. This IND application is undergoing final review within the Department of Defense.

In South Africa, the Biopure-sponsored, 50-patient Phase 2 trial of Hemopure in trauma patients in the hospital setting resumed enrollment in April and has enrolled a total of 14 patients to date.

Medical Publications/Presentations
The results of a preclinical study of Hemopure in an animal model of cardiac ischemia are published in the April 2005 issue of the American Journal of Physiology – Heart and Circulatory Physiology. The article is entitled “A novel hemoglobin-based blood substitute protects against myocardial reperfusion injury.”

The schedule for the 10th International Symposium on Blood Substitutes in Providence, R.I. on June 13-15, 2005 includes the following Hemopure-related oral presentations: preclinical trauma histopathology data to be presented by Dr. Daniel Freilich of the Naval Medical Research Center, preclinical cardiac ischemia data by Dr. Daniel Burkhoff of Columbia University, preliminary clinical data from the recently completed Phase 2 angioplasty trial by Dr. Ton Slagboom of Onze Lieve Vrouwe Gasthuis – Amsterdam, and the product’s clinical use in South Africa by Dr. Lewis Levien of Milpark Hospital in Johannesburg.

FY2005 Third Quarter Financial Results
Biopure expects to issue a press release announcing its financial results for the third fiscal quarter ending July 31, 2005, on Thursday, August 18, 2005.

Biopure Corporation
Biopure Corporation develops and manufactures intravenously administered pharmaceuticals, called oxygen therapeutics, that deliver oxygen to the body’s tissues. The company is developing Hemopure® [hemoglobin glutamer — 250 (bovine)], or HBOC-201, for a potential indication in cardiovascular ischemia and, in collaboration with the U.S. Naval Medical Research Center, for an out- of-hospital trauma indication. The product is approved in South Africa for treating surgery patients who are acutely anemic and for eliminating, delaying or reducing allogeneic red blood cell transfusions in these patients. Hemopure has not been approved for sale in any other jurisdictions, including the United States or the European Union. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer — 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved by the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs.

Statements in this press release that are not strictly historical may be forward-looking statements. Actual results may differ materially from those projected in these forward- looking statements due to risks and uncertainties regarding the company’s operations and business environment. These risks include, without limitation, uncertainties regarding the company’s ability to generate revenues, cash requirements, unexpected costs and expenses, insurance coverage, and possible delays and unforeseen costs related to clinical trials, regulatory approvals and marketing and distribution of the company’s products. The company undertakes no obligation to release publicly the results of any revisions to these forward- looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition, and specific factors that could cause the company’s actual performance to differ from current expectations, can be found in the company’s filings with the U.S. Securities and Exchange Commission, including the Form 10-Q filed on March 14, 2005, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov, or through the Investor Relations section of Biopure’s website, http://www.biopure.com. The content of this press release does not necessarily reflect the position or the policy of the U.S. Government or the Department of Defense, and no official endorsement should be inferred. # # #

BIOPURE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2005	2004	2005	2004
Total revenues	$620	$893	$1,299	$1,643
Cost of revenues	2,891	4,006	5,973	9,252

Gross loss	(2,271)	(3,113)	(4,674)	(7,609)
Operating expenses:
Research and development	1,391	2,974	2,910	5,396
Sales and marketing	114	949	230	1,792
General and administrative	2,867	5,009	6,481	8,282

Total operating expenses	4,372	8,932	9,621	15,470

Loss from operations	(6,643)	(12,045)	(14,295)	(23,079)
Other income, net	79	41	184	97

Net loss	$(6,564)	$(12,004)	$(14,111)	$(22,982)

Basic and diluted net loss per common share	$(0.05)	$(0.25)	$(0.12)	$(0.50)

Weighted-average common shares outstanding	145,756	47,335	122,234	45,899

     Actual common shares outstanding at April 30, 2005 were 146,157.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30, 2005	October 31, 2004
Assets Cash and cash equivalents	$20,707	$6,448
Other current assets	5,130	6,218
Net property and equipment	29,376	31,400
Other assets	1,028	1,060

Total assets	$56,241	$45,126

Liabilities and stockholders’ equity Total current liabilities	$2,788	$4,112
Deferred revenue	1,777	1,177
Deferred compensation	0	121

Total liabilities	4,565	5,410
Total stockholders’ equity	51,676	39,716

Total liabilities and stockholders’ equity	$56,241	$45,126